Exhibit 10.20 Employment Agreement

James Travis
7 Sawmill Road
Kingston, MA 02364

Dear Jim

I am pleased to offer you the position of Vice President of Sales at Green Mountain Coffee Roasters. In this capacity, you will report directly to me. Your compensation will include an annual base salary of $210,000, paid in bi-weekly increments. You will be eligible for participation in the Corporate Bonus program with a target bonus of up to 40% of your base salary based on the achievement of personal and corporate performance goals. Pending approval at the next Board of Directors meeting, you will also receive 15,000 stock options at the market value as of your first day of employment. The options vest over four years at 25% a year.

Additionally, you will receive a $25,000 sign on bonus (grossed up for taxes) to be paid to you in the first payroll of our employment. Should you leave the company, voluntarily, within six months of your date of hire, you must reimburse the sign on bonus to GMCR on a prorated basis.

Your benefits include Health, Dental, Vision and Life Insurances, Flexible Spending Plan, 401(k) and Employee Stock Ownership and Purchase Plans. A benefits plan information packet will be provided to you during orientation.

GMCR will reimburse you for the reasonable and customary moving expenses incurred in moving your household to Vermont, including lease breakage costs and temporary housing in an amount not to exceed $70,000 (substantiated with receipts).

We anticipate that your start date will be on August 15, 2005. Should your employment be terminated for any reason other than willful misconduct or fraud, including a change in control, you will be eligible to receive 12 months severance, paid in accordance with the normal payroll schedule.

This offer is contingent upon compliance with the Immigration Reform and Control Act of 1986, successful completion of the pre-employment physical and favorable professional references.

Jim, I look forward to working with you and welcoming you to Green Mountain Coffee Roasters. If you have any questions please contact me at 1-800-545-2326 x. 1329. Please sign one copy of this letter to signify your acceptance and return it to me.

Sincerely,

 /S/ Scott McCreary
Chief Operating Officer

I confirm my acceptance of your offer of employment as Vice President of Sales.

/s/ James Travis                     July 27, 2005
James Travis                         Date